Exhibit 99.1

      BSD Medical Corp. Sponsors Symposium and Displays Products at ASTRO

    ATLANTA, Oct. 5 /PRNewswire-FirstCall/ -- BSD Medical Corp.
(OTC Bulletin Board: BSDM) today announced that it is pursuing an aggressive agenda for the 49th annual meeting of the American Society for Therapeutic Radiology and Oncology (ASTRO) being convened October 3-7 in Atlanta. ASTRO is the premier annual educational and scientific event for radiation oncology professionals held in the United States, and attracts about 9,000 attendees from all over the world.

    On October 2, the evening before ASTRO opened, BSD sponsored a symposium dedicated to the treatment of recurrent cancer using a combination of hyperthermia and radiation therapy. A distinguished panel of radiation oncologists spoke at the two-hour symposium, which was attended by invited guests. Dr. Arve Gillette, past President of the American College of Radiation Oncology, and Dr. John Kalapurakal of Northwestern University addressed groundbreaking work in the treatment of recurrent prostate cancer. Dr. Ellen Jones of Duke University lectured on innovations in the treatment of recurrent breast cancer. Dr. Nisar Syed, Chief of Radiation Oncology at Long Beach Memorial Medical Center, spoke on breakthroughs in the treatment of head and neck cancer.

    BSD Medical is simultaneously presenting two commercial exhibits at the Georgia World Congress Center where ASTRO is convened. One exhibit is promoting the BSD-500 and its capabilities for treating superficial cancers, and cancers that can be approached through interstitial therapies. The second exhibit is dedicated to the BSD-2000 and all of its capabilities, including integration with magnetic resonance imaging systems to provide 3D non-invasive visual monitoring of hyperthermia treatments in progress.


    BSD Medical Corporation is the leading developer of microwave systems used in thermal medicine for the treatment of cancer. Hyperthermia therapy is used in combination with radiation and/or chemotherapy to boost local control of cancer and increase long-term survival. For more information about BSD Medical Corp. visit www.BSDMC.com.


    Statements contained in this press release that are not historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.



SOURCE  BSD Medical Corp.
    -0-                             10/05/2004
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.bsdmc.com /
    (BSDM)

CO:  BSD Medical Corp.
ST:  Georgia
IN:  HEA MTC BIO OTC
SU:  TDS